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                                                            EXHIBIT 14(a)(1)(iv)

                                                                  ARTHURANDERSEN



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To ORIX Real Estate Capital Markets, LLC:

We have examined management's assertion about ORIX Real Estate Capital Markets, LLC's ("ORECM") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's (MBA) UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) (except for minimum servicing standards V.4. and VI.1., which the MBA has interpreted as inapplicable in commercial and multi-family servicing contracts) as of and for the year ended December 31, 2000, included in the accompanying management assertion. Management is responsible for ORECM's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about ORECM's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about ORECM's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on ORECM's compliance with the minimum servicing standards.

In our opinion, management's assertion that ORECM complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2000, is fairly stated, in all material respects.


                                    /s/ Arthur Andersen LLP

Dallas, Texas,
 February 22, 2001

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                                                                   PAGE 2 OF 2


REPORT OF MANAGEMENT


As of and for the year ended December 31, 2000, ORIX Real Estate Capital Markets, LLC has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (except for commercial loan and multifamily loan servicing, minimum servicing standards V.4. and VI.1., which the MBA has interpreted as inapplicable to such servicing). For the period of January 1, 2000, through July 11, 2000, ORIX Real Estate Capital Markets, LLC had in effect a fidelity bond and errors and omissions policy in the amount of $25,000,000. For the period of July 12, 2000, through December 31, 2000, ORIX Real Estate Capital Markets, LLC had in effect a fidelity bond and errors and omissions policy in the amount of $35,000,000.




/s/ Michael E. Cousins
----------------------------------         -----------------------------------
Michael E. Cousins
Chief Financial Officer



/s/ Paul Smyth
----------------------------------         -----------------------------------
Paul Smyth
Managing Director of Servicing

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